Exhibit 4.44
EXECUTION VERSION
SHARE PURCHASE AGREEMENT
- between -
CHINA INTERACTIVE LIMITED
- and -
GIGAMEDIA ASIA PACIFIC LIMITED
June 30, 2010

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is entered into and made by and between the following parties:
CHINA INTERACTIVE LIMITED, (registered number UF36488Z) is a limited liability company incorporated under the laws of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Selling Shareholder”); and
GIGAMEDIA ASIA PACIFIC LIMITED, (IBC Number 1068168), a company incorporated in the British Virgin Islands and having its registered office at Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Purchaser”).
WHEREAS,
(i) Infocomm Asia Holdings Pte. Ltd. (Company Registration Number 200414772H) (the “Company”) is a private company limited by shares incorporated in Singapore with its registered office at 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120;
(ii) The Selling Shareholder owns a total of 3,000,000 Class A Shares; and
(iii) The Selling Shareholder wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Selling Shareholder, a total of 3,000,000 Class A Shares (the “Purchase Shares”), subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1 DEFINITIONS
“Blizzard” means Blizzard Entertainment International, a division of Coöperatie Activision Blizzard International U.A., a co-operative association at the time of this Instrument.
“Class A Shares” means the class A shares of the Company, par value US$1.00 per share.
“Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such share, property or asset.

“Ordinary Shares” means the ordinary shares in the capital of the Company.
“US$” shall mean the lawful currency of the United States of America.
SECTION 2 AGREEMENT TO PURCHASE AND SALE
2.1 Agreement to Purchase and Sale. Subject to the terms and conditions of this Agreement, the Purchaser shall purchase the Purchase Shares from the Selling Shareholder for an amount as set out in Section 2.2 below. The issuance and delivery of the Purchase Shares shall convey good title to the Purchase Shares, free and clear of any and all Liens and with all rights, attached or accruing to them on and from the Closing;
2.2 Purchase Price. The total purchase price to be paid to the Selling Shareholder for the Purchase Shares (“Purchase Price”) shall be calculated by multiplying the purchase price per Purchase Share by the number of the Purchase Shares to be sold by the Selling Shareholder. The Purchase Price shall be US$3,000,000.
2.3 Payment of the Purchase Price. The Purchase Price shall be paid by the Purchaser at the Closing in cash via wire transfer of immediately available funds into the bank account designated by the Selling Shareholder in cash upon receipt of Closing Deliverables.
SECTION 3 CLOSING; DELIVERY
3.1 Closing. The transfer of the Purchase Shares (the “Closing”) shall take place at the offices of the Company, 28 Maxwell Road Red Dot Traffic #04-01 Singapore 069120, on July 14, 2010 (the “Closing Date”), or at such other place and time as the parties hereto may mutually agree. Upon the Closing, all the rights and benefits attached to and in relation to the Purchase Shares (including but not limited to the dividends attributable to the Selling Shareholder in respect of any and all Purchase Shares if any) shall be transferred from the Selling Shareholder to the Purchaser.
3.2 Delivery at the Closing. At the Closing, the Selling Shareholder shall deliver the following items to the Purchaser:
(i) The total Purchase Shares, together with duly issued share certificate(s) of the total Purchase Shares.
(ii) A compliance certificate, dated as of the Closing signed by duly authorized representative of the Selling Shareholder certifying that all the representations and warranties set forth in Section 4 are true, correct and complete, and all the conditions set forth in Section 6 have been fulfilled; and;

(iii) All such other documents as may be reasonably required by the Purchaser so as to give effect to the provisions of this Agreement and the transactions hereby contemplated.
At the Closing, the Purchaser shall pay the Purchase Payment to the Selling Shareholder against receipt of the deliverable under items (i), (ii) and (iii)of Section 3.2 hereof. On the date of receipt of the Purchase Payment, the Selling Shareholder shall issue a written receipt acknowledging such receipt to the Purchaser.
SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER
The Selling Shareholder hereby represents and warrants to the Purchaser that the statements in this Section 4 are all true, correct and complete as of the date hereof, as of the Closing Date:
4.1 Valid Issuance of Purchase Shares. The Purchase Shares have been duly authorized and validly issued and are fully paid and non-assessable, and free and clear of any and all Liens. The Selling Shareholder is the true and lawful owner of the Purchase Shares with and the full and valid title to any and all Purchase Shares.
4.2 Due Authorization. All corporate actions by the Selling Shareholder and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all obligations of the Selling Shareholder under this Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Selling Shareholder, are valid and legally binding obligations of the Selling Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
4.3 No Conflicts. The execution and delivery of this Agreement and any and all Ancillary Agreements by the Selling Shareholder and the performance of their respective obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of the Selling Shareholder, (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other agreements or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder or its respective properties or assets are bound, or (iii) the creation or imposition of any Liens against the Company.
4.4 Governmental Consents. All consent, approval or authorization of, or registration or filling with, any governmental agency or authority required for the execution and delivery by the Selling Shareholder of this Agreement and the Ancillary Agreements have been obtained prior to the Closing.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Selling Shareholder that the statements in this Section 5 are all true, correct and complete as of the date hereof and as of the Closing Date:
5.1 Authorization. All corporate actions by the Purchaser and, as applicable, its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of any and all of its obligations under this Agreement and the Ancillary Agreements has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Purchaser, constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.
5.2 No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not result in (i) any conflict with the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, or (ii) any breach or violation of, conflict with or default under any applicable law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization.
SECTION 6 CONDITIONS TO CLOSING BY PURCHASER
The obligations of the Purchaser to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions by the Selling Shareholder, any one or more of which may be waived by the Purchaser in writing:
6.1 Representations and Warranties True and Correct. Any and all the representations and warranties made by the Selling Shareholder in Section 4 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date.
6.2 Performance of Obligations. The Selling Shareholder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
6.3 Selling Shareholder’s Deliverables. The Selling Shareholder shall have delivered to the Purchaser the deliverables specified in Section 3.2 prior to or on the Closing Date.
6.4 Voting Rights. The Selling Shareholder hereby undertakes to the Purchaser, during the period between the execution date of this Agreement and the Closing Date, to exercise or direct the exercise of the voting and other rights attached to any and all Purchase Shares as instructed by the Purchaser for any matters in connection with the restructuring of the Company related to or in support of the Company’s transactions with Blizzard, whether pursuant to a right of the shareholder of the Company under the Shareholders’ Agreement or under the Articles. The Selling Shareholder shall procure that the director appointed by it on the board of directors of the Company exercises his/her rights in the same manner as the director appointee of the Purchaser on the board of the Company in respect of the exercise of the rights described above.
SECTION 7 CONFIDENTIALITY
7.1 Confidential Information. For purpose of this Section 7, the term “Confidential Information” shall mean the execution, delivery and performance of this Agreement and any and all information delivered by a party hereto to any of the other party hereto in connection with the transactions contemplated hereby.
7.2 Non-Disclosure.
(i) Without the prior written consent of the disclosing party, any party receiving the Confidential Information (a) may not use or disclose to any person any Confidential Information; and (b) shall make every effort to prevent the use or disclosure of Confidential Information. The said provisions do not apply to (a) disclosure of Confidential Information to a director or employee of the receiving party whose function requires him to have the Confidential Information, (b) disclosure of Confidential Information to a professional adviser for the purpose of advising the Purchaser, or the Selling Shareholder, (c) Confidential Information which has become public knowledge other than, directly or indirectly, through the receiving party’s breach of this Section 7.2, or (d) disclosure of Confidential Information required by law or regulation or any competent authorities, or NASDAQ listing contract, (and then if and to the extent practicable only after consulting and taking into account the reasonable requirements of the Purchaser, or the Selling Shareholder, where applicable); provided, however, that in the above situations (a) and (b) the persons receiving the Confidential Information have undertaken the confidentiality obligations herein.
(ii) Without the prior written consents of the Purchaser and the Company, the Selling Shareholder may not disclose to any third party any confidential information about the Company that it has received.
SECTION 8 MISCELLANEOUS
8.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Singapore without giving effect to the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction.
8.3 Dispute Resolution. Any dispute relating to or arising from the performance of this Agreement shall be settled through consultations among the Parties, and if the parties hereto cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the Singapore International Arbitration Center for arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) in force at the time the arbitration is referred.
8.4 Costs and Expenses. Each of the parties hereto shall pay all its own costs and expenses incident to its negotiation and entry into this Agreement and any other related agreements or instruments contemplated hereunder or thereunder and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of any counsel and/or accountants that it may have retained.
8.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and delivered in person, by courier or by facsimile (along with a copy by certified or registered mail) to the following addresses:
(i)	If to the Selling Shareholder, to:

CHINA INTERACTIVE LIMITED

Address: 28 Maxwell Road #04-01, Red Dot Traffic, Singapore 069120

Facsimile: +65-6898-8881 Attention: Mr Roland Ong

(ii)	If to the Purchaser, to:

GIGAMEDIA ASIA PACIFIC LIMITED

Address: The Centrium, 22/F, 60 Wyndham Street, Central, Hong Kong

Facsimile: +852-3166-9831 Telephone: +852-3166-9800 Attention: General Counsel

or, in each case, at such other address as may be specified in writing to the other parties in accordance with the requirements of this Section 8.5.
All such notices, requests, demands, waivers and other communications shall be deemed to have been received
(a) if by personal delivery or courier, on the day delivered, or
(b) if by facsimile, (x) if during business hours on a Business Day, on the day on which such facsimile was sent, or (y) otherwise on the Business Day immediately following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.
8.6 Severability. Should any provision of this Agreement be determined to be illegal unenforceable by competent authorities, such determination shall not affect the legal effect of the remaining provisions of this Agreement to the greatest extent permitted by applicable law.
8.7 Further Assurances. Each party hereto shall from time to time and at all times hereafter make do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.
8.8 Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same instrument. The facsimile transmissions of any executed original document (including without limitation, any page of an original document on which an original signature appears) and/or retransmission of any such facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.
[SIGNATURE PAGE FOLLOWS]

(Signature Page)
IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first written above.

CHINA INTERACTIVE LIMITED

By:

Name:
Title:

GIGAMEDIA ASIA PACIFIC LIMITED

By:

Name:
Title: